Exhibit 99




                             AMERICAN BIOGENETIC SCIENCES, INC.

                                1375 Akron Street
                            Copiague, New York 11726

                     LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T


March 26, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T of Article 3 of Regulation S-X, we are filing this letter as an exhibit to our Annual Report on Form 10-K for our year ended December 31, 2001 (the "Report"). The Report contains financial statements as at and for the year ended December 31, 2001 that were audited (the "Audit") by Arthur Andersen LLP ("Andersen"). This will serve to confirm that Andersen has represented to us that the Audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the Audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to the Audit.

Very truly yours,

American Biogenetic Sciences, Inc.

/s/ Josef C. Schoell

Josef C. Schoell
President, Chief Operating Officer, and Chief Financial Officer